GENTRY RESOURCES LTD.

STOCK OPTION PLAN

(Amended and Restated as of May 28, 2004)

ARTICLE 1
PURPOSE OF THE PLAN

1.1

The purpose of the Plan is to attract, retain and motivate persons as key service providers to the Corporation and its Affiliates and to advance the interests of the Corporation by providing such persons with the opportunity, through Options share options, to acquire a proprietary interest in the Corporation.

ARTICLE 2
DEFINED TERMS AND RELATED PROVISIONS

2.1

Where used herein, the following terms shall have the following meanings, respectively:

(a)

"Affiliate" means in respect of the Corporation, any corporation that is an affiliate (as such term is defined in Subsection 2(2) of the Canada Business Corporations Act);

(b)

"Board" means the board of directors of the Corporation;

(c)

"Committee" means the Compensation and Human Resources Committee of the Board;

(d)

"Corporation" means Gentry Resources Ltd. and includes any successor corporation thereof;

(e)

"Eligible Person" means:

(i)

any director, officer or employee of the Corporation or any Affiliate (an "Eligible Individual"); or

(ii)

a corporation controlled by an Eligible Individual, all of the issued and outstanding shares of which are, and continue at all times to be, legally and beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual (an "Eligible Corporation"); or

(iii)

any Service Provider;

(f)

"Insider" means, in respect of the Corporation, any "insider" (as such term is defined in the Securities Act (Ontario)) other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate, and includes any "associate" (as such term is defined in the Securities Act (Ontario)) of any such insider;

(g)

"Market Price" at any date in respect of the Shares means the closing sale price of such Shares on the Toronto Stock Exchange (or, if such Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board or the Committee) on the last trading day immediately preceding such date, provided that in the event that such Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

(h)

"Option" means an option to purchase Shares granted to an Eligible Person under the Plan and "Option Agreement" means an agreement between the Corporation and an Optionee respecting such Option;

(i)

"Option Price" means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with  hereof;

(j)

"Optioned Shares" means the Shares issuable pursuant to an exercise of Options;

(k)

"Optionee" means a Eligible Person to whom an Option has been granted and who continues to hold such Option;

(l)

"Plan" means this Stock Option Plan, as the same may be further amended, restated or varied from time to time;

(m)

"Service Provider" means any person (other than an Eligible Individual), company, partnership, trust or corporation (other than an Eligible Corporation) engaged to provide management or consulting services for the Corporation or any Affiliate;

(n)

"Share Compensation Arrangement" means a stock option, stock option plan, employee stock purchase or ownership plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(o)

"Shares" means the common shares of the Corporation or, in the event of an adjustment contemplated by  hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(p)

"Change-in-Control" means any change in the registered holdings and/or beneficial ownership of the Shares as a result of which a person or a group of persons or persons acting jointly or in concert or persons associated or affiliated with any such person(s) or group(s) within the meaning of the Canada Business Corporations Act are in a position to exercise effective control of the Corporation, provided that any such person(s) or group(s) directly or indirectly and/or owning and/or controlling shares in excess of the number that would entitle such person(s) to cast more than 50% of the votes attaching to all Shares that may be cast to elect directors of the Corporation be deemed to be in a position to exercise effective control of the Corporation;

(q)

"Cause" means any of the following occurrences:

(i)

theft, fraud or similar conduct inconsistent with the continued faithful discharge by the Optionee of his duties to the Corporation;

(ii)

the willful failure or refusal to perform by the Optionee of those duties reasonably assigned by the Corporation;

(iii)

conduct of the Optionee that materially conflicts with or is clearly incompatible with the business or financial interests of the Corporation or that would reasonably bring the Corporation into disrepute; or

(iv)

a material breach by the Optionee of reasonable policies introduced by the Corporation and communicated to the Optionee from time to time; and

(r)

"Good Reason" means any of the following occurrences:

(i)

any material change by the Corporation in the office or employment of the Optionee;

(ii)

any material change by the Corporation without the consent of the Optionee in the nature and scope of the duties of the Optionee;

(iii)

any requirement by the Corporation that the Optionee change his place of employment from the city, municipality or location in which he was previously located unless the change of place of employment is agreed to in writing by the Optionee;

(iv)

any reduction by the Corporation in the remuneration or entitlement to remuneration of the Optionee;

(v)

any withdrawal by the Corporation of benefits or privileges from the Optionee to which the Optionee was previously entitled unless replaced with equivalent or superior benefits; or

(vi)

any exclusion of the Optionee by the Corporation from any Share Compensation Arrangement or any other incentive compensation plans under which the Optionee was previously entitled to receive payments or benefits or failure to include the Optionee as a participant in a plan(s) equal to or exceeding such plans.

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1

The Plan shall be administered by the Board and/or the Committee as the Board shall determine from time to time.

3.2

The Board and/or Committee, as the Board shall determine from time to time, shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)

to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made shall be final, binding and conclusive for all purposes;

(c)

to determine the number of Shares underlying each Option;

(d)

to determine the Option Price of each Option;

(e)

to determine the time or times when Options will be granted and exercisable;

(f)

to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

(g)

to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.3

Any Option granted under the Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board or the Committee.  Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under the Plan, subject to any adjustment of such number pursuant to the provisions of  hereof shall not exceed 4,000,000 or such greater number of Shares as may be determined by the Board and approved, if required, by the shareholders of the Corporation and by any relevant stock exchange or other regulatory authority.  Optioned Shares in respect of which Options are not exercised shall be available for subsequent Options.  No fractional Shares may be purchased or issued under the Plan.

ARTICLE 5
TERMS AND CONDITIONS OF OPTIONS

5.1

The Board and/or the Committee, as the Board shall determine from time to time, may grant Options to any Eligible Person.

5.2

Subject as herein and otherwise specifically provided in this , the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each Option shall be determined by the Board or the Committee, as the Board shall determine from time to time.

5.3

Subject to any prior approval, if required, by any stock exchange or other securities regulatory authority, the Board or the Committee, as the Board shall determine from time to time, may, in their entire discretion, subsequent to the time of granting Options hereunder, permit an Optionee to exercise any or all of the unvested options then outstanding and granted to the Optionee under this Plan, in which event all such unvested options then outstanding and granted to the Optionee shall be deemed to be immediately exercisable during such period of time as may be specified by the Board or the Committee, provided that such periods of time shall not be less than the periods of time for the circumstances provided for in  (Termination of Options hereof).  Notwithstanding the foregoing, subject to the rules of any stock exchange upon which the Shares may be listed or other securities regulatory authority, the Board or the Committee may, by resolution, accelerate the date on which any unvested Option may be exercised or extend the expiration date of any Option, provided that the Board or the Committee, as the Board shall determine from time to time, shall not, in the event of any such acceleration or extension, be under any obligation to accelerate or extend the date on or by which any other Options may be exercised by any other Optionee(s).

5.4

In the event of a Change-in-Control, each Optionee shall immediately be entitled to exercise any and all Options and purchase any and all Optioned Shares.

5.5

Subject to any adjustments pursuant to the provisions of  hereof, the Option Price of any Option shall in no circumstances be lower than the Market Price on the date on which the Board and/or the Committee, as the Board shall determine from time to time, approves the grant of the Option.  If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefor.

5.6

The terms of an Option shall not exceed ten (10) years from the date of the grant of the Option.

5.7

No Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any Shares reserved for issuance to such Optionee under options for services or any other stock option plans, would exceed 5% of the issued and outstanding Shares at the time of such grant.

5.8

An Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise), except as provided for herein.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, by notice in writing to the Optionee, cease and terminate and be of no further force or effect whatsoever.

5.9

No Options shall be granted to any Optionee if at the time of such grant such grant could result, at any time, in:

(a)

the number of Shares reserved for issuance pursuant to Options or other stock options granted to Insiders exceeding 10% of the issued and outstanding Shares;

(b)

the issuance to Insiders, within a one (1) year period, of a number of Shares exceeding 10% of the issued and outstanding Shares; or

(c)

the issuance to any one Insider and such Insider's associates, within a one (1) year period, of a number of Shares exceeding 5% of the issued and outstanding Shares.

5.10

For the purposes of Subsections  and , the phrase "issued and outstanding Shares" excludes any Shares issued pursuant to the Plan or other Share Compensation Arrangements over a preceding one-year period, and, for the purpose of Subsection , "associate" means any person associated with such Insider within the meaning of the Securities Act (Ontario).

ARTICLE 6
TERMINATION OF OPTIONS

6.1

Subject to Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7  and  6.10 hereof and to any resolution passed at any time by the Committee or the Board with respect to any Option or any Optionee, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.

6.2

If an Optionee, other than a Service Provider, shall retire, or terminate his employment or directorship with the consent of the Board under circumstances equating to retirement in accordance with the prevailing retirement plan or policy of the Corporation for its directors, officers and employees, while holding an Option which has not been fully exercised, such Optionee may exercise the Option at any time within one hundred and eighty (180) days of the date of such retirement or termination equating to retirement (but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such retirement or termination equating to retirement).

6.3

If an Optionee, other than a Service Provider, ceases to serve the Corporation or any Affiliate, as the case may be, as an employee, officer or director as a consequence of the termination of the employment of the Optionee by the Corporation for Cause, then no Option held by such Optionee may be exercised following the date on which such Optionee ceases to serve the Corporation or any Affiliate, as the case may be, in such capacity.

6.4

If an Optionee, other than a Service Provider, ceases to serve the Corporation or any Affiliate, as the case may be, as an Eligible Individual as a consequence of the termination of the employment of the Optionee by the Optionee for Good Reason, then, unless otherwise provided for in this Plan or the Option

Agreement, no Option held by such Optionee at the effective date thereof may (but only to the same extent to which the Optionee could have exercised the Option immediately before such effective date) be exercised by the Optionee following the date which is one hundred and eighty (180) days after the date on which the Option ceased to serve the Corporation or any Affiliate, as the case may be, in such capacity.

6.5

If an Optionee, other than a Service Provider, ceases to serve the Corporation or any Affiliate as an employee, officer or director for any reason other than as a consequence of the termination of the employment of the Optionee by the Corporation for Cause or by the Optionee for Good Reason or otherwise, then, unless otherwise provided for in this Plan or the Option Agreement, no Option held by such Optionee at the effective date thereof may (but only to the same extent to which the Optionee could have exercised the Option immediately before such effective date) be exercised by the Optionee following the date which is ninety (90) days after the date on which the Optionee ceased to serve the Corporation or any Affiliate, as the case may be, in such capacity.  The Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination of the Optionee's employment shall not apply to any Optionee for any reason acceptable to the Board.

6.6

In the event that an Optionee commits an act of bankruptcy or any proceeding is commenced against the Optionee under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy and such proceeding remains undismissed for a period of thirty (30) days, no Option held by such Optionee may be exercised following the date on which such Optionee commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.

6.7

If an Optionee shall die holding an Option which has not been fully exercised, his personal representatives, heirs or legatees may, at any time within one (1) year after the date of such death exercise the Option with respect to the unexercised balance of the Shares subject to the Option but only to the same extent to which the decedent could have exercised the Option immediately before the date of such death, and only to the extent that the Option can be exercised within the time constraints as set out in Section  hereof.

6.8

For greater certainty, Options shall not be affected by any change in the terms of employment of any Eligible Individual or by any Eligible Individual ceasing to be a director of the Corporation, provided that the related Optionee continues to be an Eligible Person.

6.9

If the Optionee is an Eligible Corporation, the references to the Optionee in this  shall be deemed to refer to the Eligible Individual associated with the Eligible Corporation.

6.10

Notwithstanding any other provision herein, all Options granted to Service Providers shall terminate in accordance with the terms, conditions and provisions of the associated Option Agreement between the Corporation and such Service Providers, provided that such termination shall occur no later than the earlier of the original expiry date of the term of the Option or the day which is one (1) year following the date of termination of the engagement of the Service Provider.

ARTICLE 7
EXERCISE OF OPTION

7.1

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and otherwise in accordance with the exercise procedures respecting Options determined by the Board or the Committee from time to time.  Subject to any provisions of the Plan to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and compliance with such procedures.

7.2

Notwithstanding any of the provisions contained in the Plan or in any Option Agreement, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)

the listing of such Shares on any stock exchange on which the Shares may then be listed; and

(c)

the satisfaction of any conditions on exercise prescribed pursuant to  hereof.

7.3

Options shall be evidenced by an agreement in such form not inconsistent with this Plan as the Committee or the Board may from time to time determine.

ARTICLE 8
CERTAIN ADJUSTMENTS

8.1

In the event that the Shares are at any time changed or affected as a result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of Shares reserved for Option shall be adjusted accordingly by the Board or the Committee to such extent as they deem proper in their discretion.  In such event, the number of, and the price payable for, the Board or the Committee to such extent may also adjust any Shares that are then subject to Option, if any, as they deem proper in their discretion.

8.2

If at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such  Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section  or, subject to the provisions of Section  hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation") the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Section  hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

ARTICLE 9
AMENDMENT OR DISCONTINUANCE OF THE PLAN

9.1

The Board may amend the Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option previously granted to an Optionee without the consent of the Optionee, except to the extent required by law.  Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Shares are listed and posted for trading.

9.2

Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof, in the event:

(a)

the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned Affiliate) or to liquidate, dissolve or wind-up;

(b)

an offer to purchase or repurchase all of the Shares shall be made to all holders of Shares which offer has been approved or accepted by the Board;

(c)

the Corporation proposes the sale of all or substantially all of the assets of the Corporation as an entirety, or substantially as an entirety, so that the Corporation shall cease to operate any active business;

then and in such event, notwithstanding the provisions of Section  hereof, the Corporation shall have the right, upon written notice thereof to each Optionee holding Options under the Plan, to permit the exercise of all such Options, whether or not vested, within the twenty (20) day period next following the date of such notice and to determine that upon the expiration of such twenty (20) day period, all rights of the Optionee to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever.

9.3

Notwithstanding the provisions of this , should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

9.4

Notwithstanding any other provision of this Plan, the Board may at any time by resolution terminate this Plan.  In such event, all Options then outstanding and granted to an Optionee whether or not vested may be exercised by such Optionee for a period of thirty (30) days after the date on which the Corporation shall have notified all Optionees of the termination of this Plan

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1

An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares underlying any Option until the date of issuance of a certificate for Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates.  Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

10.2

Nothing in this Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Affiliate, or affect in any way the right of the Corporation or any Affiliate to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate, to extend the employment of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan or policy of the Corporation or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

10.3

Notwithstanding Section  hereof and subject to Section  hereof, any vested Options may be transferred or assigned between an Eligible Individual and the related Eligible Corporation provided the assignor delivers notice in writing of the same to the Corporation prior to the assignment and the Committee or the Board, in its sole and absolute discretion, approves such assignment.

10.4

In the event an Eligible Corporation shall cease at any time to be an Eligible Corporation (as defined in Clause  hereof), then it shall immediately by notice in writing to the Corporation retransfer or reassign all of the Options held by it to the related Eligible Individual.

10.5

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.